EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE


Contacts:         Kevin Powers                                  Jennifer Shields
                  Motient Corporation                          Hill and Knowlton
                  703-758-6073                                      202-944-3373
                  kevin.powers@motient.com          jshields@hillandknowlton.com

              MOTIENT ANNOUNCES ELIMINATION OF SENIOR SECURED DEBT


RESTON, VA - November 20, 2001 - Motient Corporation (NASDAQ: MTNT) today announced that, as a part of its ongoing debt restructuring efforts, it has distributed its remaining stake in XM Satellite Radio (NASDAQ: XMSR) to its guarantors, in full satisfaction of its outstanding guaranteed loan balance for its senior secured debt. The guarantor group consists of Hughes Electronics, Singapore Telecommunications Limited and Baron Capital Partners.

"This is an important step in restructuring our balance sheet," said Walter V. Purnell, Jr., president and CEO of Motient, "and I am encouraged by the pace with which the restructuring discussions are proceeding. We are pleased to have been a part of incubating XM Satellite Radio and wish our friends at XM every success as they bring the next generation of radio to America."

About Motient
Motient (www.motient.com) owns and operates an integrated terrestrial/satellite network and provides a wide range of two-way mobile and Internet communications services principally to business-to-business customers and enterprises. The company provides eLinkSM and BlackBerryTM by Motient two-way wireless email service to customers accessing email through corporate servers, Internet Service Provider (ISP) and Mail Service Provider (MSP) accounts, and paging network suppliers. Motient serves a variety of markets including mobile professionals, telemetry, transportation, field service, and nationwide voice dispatch offering coverage to all 50 states, Puerto Rico, the U.S. Virgin Islands, and thousands of miles of U. S. coastal waters. ### eLink is a service mark and Motient is a trademark of Motient Corporation. The BlackBerry and RIM families of related marks, images and symbols are the exclusive properties of, and trademarks of Research In Motion Limited and are used by permission. "BlackBerry by Motient" - used by permission.

Factors that could cause actual results to differ materially from those in the forward-looking statements in this news release are described in Motient Corporation's registration statement on Form S-4 (333-63826) and in Motient's annual report on Form 10-K for the year ended December 31, 2000 and its other periodic filings and reports with the Securities and Exchange Commission. Copies of such reports and filings are available upon request from Motient's Investor Relations Department.